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Exhibit 12.1

TYCO ELECTRONICS LTD.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

	For the Six Months Ended
			Fiscal
	March 28, 2008	March 30, 2007
			2007	2006	2005	2004	2003
	($ in millions)
Earnings:
Income from continuing operations before income taxes, minority interest, and cumulative effect of accounting changes	$1,498	$718	$319	$1,534	$1,348	$1,161	$72
Fixed charges	130	145	286	310	357	407	487

	$1,628	$863	$605	$1,844	$1,705	$1,568	$559

Fixed Charges:
Interest expense before capitalized interest	$99	$118	$231	$257	$296	$347	$413
Rentals	31	27	55	53	61	60	74

	$130	$145	$286	$310	$357	$407	$487

Ratio of Earnings to Fixed Charges	12.52	5.95	2.12	5.95	4.78	3.85	1.15

(1)
The ratio of earnings to fixed charges is computed by dividing the sum of earnings before income taxes, minority interest, and cumulative effect of accounting changes and fixed charges by fixed charges. Fixed charges represent interest expense, amortization of debt premiums and discounts, capitalized expenses related to indebtedness, and an appropriate interest factor on operating leases.

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  Exhibit 12.1
TYCO ELECTRONICS LTD. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)